Exhibit 10.1

THIS AMENDMENT NO. 1 (“Amendment”) to the M & F Worldwide Corp. 2008 Long Term Incentive Plan (‘Plan”) executed and effective as of December 31, 2008.
WHEREAS, M & F Worldwide Corp., a Delaware corporation (“Company”), previously adopted the Plan; and
WHEREAS, in order to conform to the requirements of Section 409A of the Internal Revenue Code on 1986, as amended, the Company desires to amend the Plan.
NOW, THEREFORE:
     1. Section 6.1 of the Plan is amended to delete the phrase “or about” in the first sentence thereof.
     2. Section 6.1 of the Plan is amended to delete the phrase “Section 6.5” and replace it with the phrase “Section 6.4”.
     3. Section 8.11 of the Plan is amended to insert the phrase “unless prohibited under Section 409A of the Code” after the phrase “due under this Plan”.
     4. Section 8.16 of the Plan is amended to insert the phrase “or be exempt from” after the phrase “intended to comply with” in the first sentence thereof.
     5. Section 8.16 of the Plan is amended to add the following after the end of the second sentence thereof:
     To the extent a Participant would otherwise be entitled to any payment or benefit under this Plan, which constitutes (i) a “deferral of compensation” which would be due or payable on account of the Participant’s “separation from service” (within the meaning of Section 409A of the Code and as determined by the Committee), (ii) subject to Section 409A of the Code and (iii) if paid during the six (6) months beginning on the date of termination of the Participant’s employment would be subject to the Section 409A additional tax because the Participant is a “specified employee” (within the meaning of Section 409A of the Code and as determined by the Committee), then if such six month delay is required to avoid the Section 409A additional tax the payment or benefit will be paid or provided to the Participant on the earlier of the first day following the six (6) month anniversary of the Participant’s termination of employment or death.
     6. Except as modified by this Amendment, the existing provisions of the Plan shall remain in full force and effect.

Name:	/s/ Edward P. Taibi

Title:	Senior Vice President